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                                  EXHIBIT 2.02

         Agreement of Merger dated as of August 30, 1996 by and between HNC Merger Corp. and Risk Data Corporation




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                               AGREEMENT OF MERGER
                                       OF
                                HNC MERGER CORP.
                                       AND
                              RISK DATA CORPORATION

      This Agreement of Merger (this "AGREEMENT") is entered into as of August 30, 1996 by and between HNC Merger Corp., a Delaware corporation ("SUB") that is a wholly-owned subsidiary of HNC Software Inc. a Delaware corporation ("HNC"), and Risk Data Corporation ("RDC"), a California corporation.

                                 R E C I T A L S

      A. HNC, Sub and RDC have entered into an Agreement and Plan of Reorganization, dated as of July 19, 1996, as amended (the "PLAN"), providing for certain representations, warranties and agreements in connection with the transactions contemplated hereby, and for the merger of Sub with and into RDC in accordance with the Delaware General Corporation Law (the "DELAWARE LAW") and the General Corporation Law of California (the "CALIFORNIA LAW").

      B. The Boards of Directors of HNC, Sub and RDC, respectively, have determined it to be advisable and in the respective interests of HNC, Sub and RDC and their respective stockholders that Sub be merged with and into RDC in accordance with the Plan (the "MERGER") so that RDC will be the surviving corporation of the Merger.

      C. The Plan, this Agreement and the Merger have been approved by HNC as the sole stockholder of Sub and by the stockholders of RDC.

      NOW, THEREFORE, Sub and RDC hereby agree as follows:

      1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms will have the meanings set forth below:

            1.1 The "EFFECTIVE TIME" means the date on which the Merger becomes legally effective under the laws of the States of California and Delaware as a result of the filing with the Delaware Secretary of State of this Agreement or, in lieu thereof at HNC's option, a Certificate of Merger (the "CERTIFICATE OF MERGER"), conforming to the requirements of Section 252 of the Delaware General Corporation Law, and the filing with the California Secretary of State of the Agreement of Merger (and related officers' certificates).

            1.2 "HNC COMMON STOCK" means HNC's Common Stock, $0.001 par value per share.
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            1.3   "HNC PRICE PER SHARE" means $35.631 per share of HNC Common
Stock.

            1.4 "HNC CLOSING AVERAGE PRICE PER SHARE" means the average of the closing prices per share of HNC Common Stock as quoted on the Nasdaq National Market (or such other exchange or quotation system on which HNC Common Stock is then traded or quoted) and reported in The Wall Street Journal for the ten (10) trading days immediately preceding (but not including) the date of this Agreement; provided, however, that notwithstanding the foregoing, the HNC Closing Average Price Per Share shall in no event be greater than the HNC Price Per Share nor less than eighty percent (80%) of the HNC Price Per Share.

            1.5 "RDC COMMON STOCK" means RDC's Common Stock, no par value per share. "RDC SERIES A PREFERRED STOCK" means RDC's Series A Preferred Stock, no par value per share. "RDC SERIES B PREFERRED STOCK" means RDC's Series B Preferred Stock, no par value per share. "RDC PREFERRED STOCK" means the RDC Series A Preferred Stock and RDC Series B Preferred Stock, collectively. "RDC STOCK" means RDC Common Stock and RDC Preferred Stock, collectively.

            1.6 "RDC OPTIONS" means, collectively: (i) options to purchase RDC Common Stock granted by RDC to RDC employees under RDC's 1992 Stock Option Plan (the "RDC OPTION PLAN"); and (ii) options to purchase an aggregate of 247,000 shares of RDC Common Stock granted to certain employees and/or consultants of RDC in March 1990.

            1.7 "RDC DERIVATIVE SECURITIES" means, collectively: (a) any warrant, option, right or other security that entitles the holder thereof to purchase or otherwise acquire any shares of the capital stock of RDC (collectively, "RDC STOCK RIGHTS"); (b) any note, evidence of indebtedness, stock or other security of RDC that is convertible into or exchangeable for any shares of the capital stock of RDC or any RDC Stock Rights ("RDC CONVERTIBLE SECURITY"); and (c) any warrant, option, right, note, evidence of indebtedness, stock or other security that entitles the holder thereof to purchase or otherwise acquire any RDC Stock Rights or any RDC Convertible Security; provided, however, that the term "RDC Derivative Securities" does not include any RDC Options, any outstanding shares of RDC Series A Preferred Stock or any outstanding shares of RDC Series B Preferred Stock.

            1.8 "RDC FULLY DILUTED NUMBER" means that number of shares of RDC Common Stock that is equal to the sum of: (a) the total number of shares of RDC Common Stock that are issued and outstanding immediately prior to the Effective Time; plus (b) the total number of shares of RDC Common Stock, if any, that as of immediately prior to the Effective Time are issuable upon the conversion of all shares of RDC Series A Preferred Stock and all shares of RDC Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time; plus (c) the total number of shares of RDC Common Stock that, immediately prior to the Effective Time, are directly or indirectly ultimately issuable by RDC upon the exercise, conversion or exchange of all RDC Derivative Securities (if any) that are issued and outstanding immediately prior to the Effective Time. The number of shares of RDC Common Stock subject


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to RDC Options that are issued and outstanding immediately prior to the
Effective Time shall not be included in the RDC Fully Diluted Number.

            1.9 "RDC STOCKHOLDERS" means those persons who, immediately prior to the Effective Time, hold the shares of RDC Stock that are outstanding immediately prior to the Effective Time; provided, however, that for purposes of
Section 2.4 of this Agreement, the term "RDC Stockholders" means only those RDC Stockholders (as defined above in this Section 1.9) who are issued shares of HNC Common Stock in the Merger.

            1.10 "RDC DISSENTING SHARES" means any shares of RDC Stock that are outstanding immediately prior to the Effective Time which qualify fully as "dissenting shares" within the meaning of Section 1300(b) of the California Corporations Code and with respect to which dissenter's rights to require the purchase of such dissenting shares for cash at their fair market value in accordance with Chapter 13 of the California Corporations Code have (in connection with the Merger) been duly and properly exercised and perfected.

            1.11 "SERIES A PREFERENCE AMOUNT" means the dollar amount equal to the product obtained by multiplying (a) $1.66 by (b) the number of shares of RDC Series A Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

            1.12 "SERIES B PREFERENCE AMOUNT" means the dollar amount equal to the product obtained by multiplying (a) $8.72 by (b) the number of shares of RDC Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time.

            1.13 "COMMON AMOUNT" means the dollar amount equal to the product obtained by multiplying (a) $0.55 by (b) the number of shares of RDC Common Stock that are issued and outstanding immediately prior to the Effective Time.

            1.14 "REMAINDER AMOUNT" means the dollar amount (if positive) equal to Sixty-One Million Dollars ($61,000,000) minus the sum of the sum of the Series A Preference Amount, the Series B Preference Amount and the Common Amount.

            1.15 "OPTION AMOUNT" means the dollar amount equal to "X" in the following formula, where for purposes of such formula: (a) "O" is the total number of shares of RDC Common Stock that are subject to all RDC Options that are issued and outstanding immediately prior to the Effective Time (without regard to whether the right to exercise such RDC Options has or has not vested);
(b) "R" is the Remainder Amount; and (c) "S" is the RDC Fully Diluted Number:

                      O (R  + 0.55S)
                  X = --------------
                          O + S

            1.16 "PARTICIPATION AMOUNT" means the dollar amount equal to the Remainder Amount minus the Option Amount. The "PARTICIPATION SHARES" means the number of shares of HNC Common Stock obtained by dividing the Participation Amount by the HNC Closing Average Price Per Share. The "PARTICIPATION NUMBER" means the number of shares of HNC Common Stock obtained by dividing the Participation Shares by the RDC Fully Diluted Number.


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            1.17 "HNC MERGER SHARES" means that number of shares of HNC Common
Stock, as presently constituted, that will be issued under this Agreement upon the conversion of the shares of RDC Common Stock, RDC Series A Preferred Stock and RDC Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time and is equal to the quotient obtained by dividing
(i) the sum of the Series A Preference Amount, the Series B Preference Amount, the Common Amount and the Participation Amount by (ii) the HNC Closing Average Price Per Share; provided, however, that the number of HNC Merger Shares shall not exceed the number of shares of HNC Common Stock equal to the quotient obtained by dividing (a) Sixty-One Million Dollars ($61,000,000) minus the Option Amount, by (b) the HNC Closing Average Price Per Share.

            1.18 "SERIES A CONVERSION NUMBER" means the number of shares of HNC Common Stock equal to the sum of (a) $1.66 divided by the HNC Closing Average Price Per Share, plus (b) the product obtained by multiplying the Participation Number by the number of shares of RDC Common Stock into which one (1) share of RDC Series A Preferred Stock is convertible immediately prior to the Effective Time (currently one (1) share of RDC Common Stock).

            1.19 "SERIES B CONVERSION NUMBER" means the number of shares of HNC Common Stock equal to the sum of (a) $8.72 divided by the HNC Closing Average Price Per Share, plus (b) the product obtained by multiplying the Participation Number by the number of shares of RDC Common Stock into which one (1) share of RDC Series B Preferred Stock is convertible immediately prior to the Effective Time (currently 1.00154 shares of RDC Common Stock).

            1.20 "COMMON CONVERSION NUMBER" means the number of shares of HNC Common Stock equal to the sum of (a) $0.55 divided by the HNC Closing Average Price Per Share, plus (b) the Participation Number.

            1.21 "OPTION CONVERSION NUMBER" means the number of shares of HNC Common Stock obtained by dividing the Option Pool Shares (as defined below) by the total number of shares of RDC Common Stock that are subject to all RDC Options that are issued and outstanding immediately prior to the Effective Time (without regard to whether the right to exercise such RDC Options has or has not vested). "OPTION POOL SHARES" means the number of shares of HNC Common Stock equal to the quotient obtained by dividing (a) the Option Amount, by (b) the HNC Closing Average Price Per Share.

      2.    THE MERGER

            2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Sub will be merged with and into RDC pursuant to the Plan and this Agreement and in accordance with applicable provisions of the laws of the State of California and the State of Delaware as follows:

                  2.1.1 Conversion of Sub Stock. At the Effective Time, each share of Common Stock of Sub that is issued and outstanding immediately prior to the Effective Time


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shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and become one (1) share of RDC Common Stock that is issued and outstanding immediately after the Effective Time, and the shares of RDC Common Stock into which the shares of Sub Common Stock are so converted shall be the only shares of RDC Stock that are issued and outstanding immediately after the Effective Time.

                  2.1.2 Conversion of RDC Stock. At the Effective Time, each share of RDC Common Stock, each share of RDC Series A Preferred Stock and each share of RDC Series B Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than any RDC Dissenting Shares as provided in Section 2.1.3 of this Agreement) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted as follows:

                        (a) RDC Common Stock. Each share of RDC Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into a number of shares of HNC Common Stock equal to the Common Conversion Number, subject to the provisions of Section 2.1.4 of this Agreement regarding the elimination of fractional shares;

                        (b)   RDC Series A Preferred Stock.  Each share of
RDC Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into a number of shares of HNC Common Stock equal to the Series A Conversion Number, subject to the provisions of
Section 2.1.4 of this Agreement regarding the elimination of fractional shares; and

                        (c)   RDC Series B Preferred Stock.  Each share of
RDC Series B Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into a number of shares of HNC Common Stock equal to the Series B Conversion Number, subject to the provisions of
Section 2.1.4 of this Agreement regarding the elimination of fractional shares.

                  2.1.3 RDC Dissenting Shares. Holders of RDC Dissenting Shares (if any) shall be entitled to their appraisal rights under Chapter 13 of the California Corporations Code with respect to such RDC Dissenting Shares and such RDC Dissenting Shares shall not be converted into shares of HNC Common Stock in the Merger; provided, however, that nothing in this Section 2.1.3 is intended to remove, waive, alter or affect Sections 9.8 and 9.9 of the Plan, or any provision of the Plan relating to RDC Dissenting Shares. Shares of RDC Stock as to which dissenting shareholders' rights of appraisal under the California Corporations Code have not been properly perfected shall, when such dissenting shareholders' rights can no longer be legally exercised under the California Corporations Code, be converted into HNC Common Stock as provided in Section 2.1.2.

                  2.1.4 Fractional Shares. No fractional shares of HNC Common Stock shall be issued in connection with the Merger. In lieu thereof, each holder of RDC Stock who would otherwise be entitled to receive a fraction of a share of HNC Common Stock under Section 2.1.2 of this Agreement, after aggregating all shares of HNC Common Stock to be received by such holder, shall instead receive from HNC, within twenty (20) business days after


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the Effective Time, an amount of cash equal to the HNC Closing Average Price Per
Share (as adjusted to reflect any Capital Change (as defined below) of HNC) multiplied by the fraction of a share of HNC Common Stock to which such holder would otherwise be entitled to receive.

            2.2 Assumption and Conversion of RDC Options. Each RDC Option that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and at the Effective Time and without the need for any further action on the part of any holder thereof, be assumed by HNC and converted into an option (an "HNC OPTION") to purchase that number of shares of HNC Common Stock determined by multiplying the number of shares of RDC Common Stock subject to such RDC Option immediately prior to the Effective Time by the Option Conversion Number, at an exercise price per share of HNC Common Stock equal to the exercise price per share of RDC Common Stock that was in effect for such RDC Option immediately prior to the Effective Time divided by the Option Conversion Number; provided, however, that if the foregoing calculation would result in an assumed and converted RDC Option being converted into an HNC Option that, after aggregating all the shares of HNC Common Stock issuable upon the exercise of such HNC Option, would be exercisable for a fraction of a share of HNC Common Stock, then the number of shares of HNC Common Stock subject to such HNC Option shall be rounded down to the nearest whole number of shares of HNC Common Stock. The terms, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (if applicable) or a nonqualified stock option, and all other terms and conditions of RDC Options (including but not limited to the terms and conditions applicable to options granted under the RDC Option Plan by virtue of the RDC Option Plan) shall (except as otherwise provided in the terms of such RDC Options), to the extent permitted by law and otherwise reasonably practicable, be unchanged and continue in effect after the Merger. Continuous employment with RDC shall be credited to the optionee for purposes of determining the vesting of the number of shares of an HNC Common Stock subject to exercise under the HNC Option issued upon conversion of an RDC Option.

            2.3 Adjustments for Capital Changes. Notwithstanding the provisions of Section 2.1.2 or Section 2.2 of this Agreement, if at any time prior to the Effective Time, HNC or RDC recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares into a greater number of shares, or a combination (or reverse stock split) of any of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a subdivision or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares of HNC Common Stock (a "CAPITAL CHANGE"), then the HNC Price Per Share, the HNC Closing Average Price Per Share, the Common Conversion Number, the Series A Conversion Number, the Series B Conversion Number and the Option Conversion Number and the number of shares of HNC Common Stock constituting the HNC Merger Shares will be adjusted appropriately so as to maintain the proportionate interests of the stockholders of RDC and the stockholders of HNC contemplated hereby (and, indirectly, the holders of the RDC Options) so as to maintain the proportional interests of the holders of RDC Stock and RDC Options contemplated by this Agreement.


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            2.4 Escrow Agreement. HNC shall withhold eight and three-quarters percent (8.75%) of the shares of HNC Common Stock to be issued to the RDC Stockholders in accordance with Section 2.1.2 of this Agreement (rounded down to the nearest whole number of shares to be issued to each RDC Stockholder) (the "ESCROW SHARES") and will deliver certificates representing such Escrow Shares to State Street Bank and Trust Company or a similar institution, as escrow agent (the "ESCROW AGENT"), to be held by the Escrow Agent as security for the RDC Stockholders' indemnification obligations under Section 11 of the Plan and pursuant to the provisions of an escrow agreement (the "ESCROW AGREEMENT"). The Escrow Shares will be represented by a certificate or certificates issued in the names of the RDC Stockholders in proportion to their respective interests therein and will be held by the Escrow Agent during that time period (the "ESCROW PERIOD") beginning on the Closing Date (as defined in Section 7.1 of the
Plan) and ending on the earlier to occur of (a) the date on which HNC has first received final audited financial statements together with a report thereon from HNC's independent auditors covering the combined results of HNC and RDC or (b) twelve (12) months after the Closing Date (as that term is defined in Section
7.1 of the Plan).

            2.5 Effects of the Merger. At and upon the Effective Time: (a) the separate existence of Sub will cease and Sub will be merged with and into RDC, and RDC will be the surviving corporation of the Merger (the "SURVIVING CORPORATION") pursuant to the terms of this Agreement; (b) the Restated Articles of Incorporation of RDC shall be amended to read as set forth in Exhibit A attached hereto and shall be the Articles of Incorporation of the Surviving Corporation; (c) each share of RDC Stock that is outstanding immediately prior to the Effective Time and each RDC Option that is outstanding immediately prior to the Effective Time shall be converted into HNC Common Stock or an HNC Option, respectively, as provided in this Section 2; (d) each share of Sub Common Stock that is outstanding immediately prior to the Effective Time shall be converted into one (1) share of RDC Common Stock as provided in Section 2.1.1 hereof; (e) the officers of the Surviving Corporation shall be those persons who are the officers of RDC immediately prior to the Effective Time; and (f) the Merger shall, from and after the Effective Time, have all of the effects provided by applicable law.

      3.    EXCHANGE OF CERTIFICATES

            3.1 At or before the Effective Time, each holder of shares of RDC Stock will surrender the certificate(s) for such shares (each an "RDC CERTIFICATE"), duly endorsed as requested by HNC, to HNC for cancellation. Promptly after the Effective Time and receipt of such RDC Certificates, HNC will issue to each tendering holder of an RDC Certificate a certificate for the number of shares of HNC Common Stock to which such holder is entitled pursuant to Section 2.1.2 hereof (less the Escrow Shares to be placed in escrow pursuant to Section 2.4 hereof and the Escrow Agreement) and will pay by check to each tendering holder cash in lieu of fractional shares in the amount payable to such holder in accordance with Section 2.1.4 hereof. At the Closing (as defined in the Plan), HNC will deliver the certificates representing the Escrow Shares to the Escrow Agent pursuant to the Escrow Agreement.

            3.2 No dividends or distributions payable to holders of record of HNC Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered RDC


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Certificate until the holder of such unsurrendered RDC Certificate surrenders such RDC Certificate to HNC as provided above. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any RDC Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions therefor paid with respect to HNC Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

            3.3 After the Effective Time, there will be no further registration of transfers on the stock transfer books of RDC or its transfer agent of the RDC Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, RDC Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 3.

            3.4 Until RDC Certificates representing RDC Stock outstanding prior to the Merger are surrendered pursuant to Section 3.1 above, such RDC Certificates will be deemed, for all purposes, to evidence ownership of the number of shares of HNC Common Stock into which the RDC Stock will have been converted pursuant to Section 2.1.2 of this Agreement.

      4.    TERMINATION AND AMENDMENT

            4.1 Agreement Subject to Termination by Mutual Consent. Notwithstanding the approval of this Agreement by the stockholders of Sub and RDC, this Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of Sub and RDC.

            4.2 Agreement Subject to Termination on Termination of Plan. Notwithstanding the approval of this Agreement by the stockholders of Sub and RDC, this Agreement will terminate forthwith in the event that the Plan is terminated in accordance with its terms prior to the Effective Time.

            4.3 Effect of Termination. In the event of the termination of this Agreement as provided above, this Agreement will forthwith become void and there will be no liability on the part of either Sub or RDC or their respective officers and directors, except as otherwise provided in the Plan.

            4.4 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval by the stockholders of either Sub or RDC, but, after such approval, no amendment will be made which by applicable law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of Sub and RDC.

      5.    MISCELLANEOUS

            5.1 Plan. The Plan and this Agreement are intended to be construed together in order to effectuate their purposes.

            5.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign or delegate any of its rights or obligations under this Agreement without the prior


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written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (irrespective of its choice of law principles).

            5.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]


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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

RISK DATA CORPORATION                         HNC MERGER CORP.

By:   /s/  Mark S. Hammond                    By:  /s/  Robert L. North
   --------------------------------              -------------------------------
      President and Chief Executive                President and Chief Executive
      Officer                                      Officer

By:   /s/  Ken Saunders                       By:  /s/  Raymond V. Thomas
   --------------------------------              -------------------------------
      Chief Financial Officer                      Chief Financial Officer and
                                                   Secretary


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                                    EXHIBIT A

                       RESTATED ARTICLES OF INCORPORATION

                                    ARTICLE I

     The name of the corporation is Risk Data Corporation.

                                   ARTICLE II

     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

     The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Unless applicable law otherwise provides, any amendment, repeal or modification of this Article III shall not adversely affect any right of any director under this Article III that existed at or prior to the time of such amendment, repeal or modification.

                                   ARTICLE IV

     The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, by agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits on such excess indemnification set forth in Section 204 of the California Corporations Code. Unless applicable law otherwise provides, any amendment, repeal or modification of any provision of this Article IV shall not adversely affect any contract or other right to indemnification of any agent of the corporation that existed at or prior to the time of such amendment, repeal or modification.

                                    ARTICLE V

     The corporation is authorized to issue only one class of shares of stock, which shall be designated "Common Stock" and which shall have no par value. The total number of shares of Common Stock the corporation is authorized to issue is 1,000.